THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS BRACKETED ON PAGES 2 AND 3 AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                  LICENSE AGREEMENT

This agreement ("Agreement") is entered into by and between the University of Iowa Research Foundation, an Iowa Corporation ("UIRF"), and Apollon, Inc., 1 Great Valley Parkway, Malvern, PA 19355 ("Company").

                                      WITNESSETH

WHEREAS, UIRF is owner by assignment from Prof. Mark F. Stinski, of U.S. Patent No. 5,168,062 issued December 1, 1992, titled "Transfer Vectors and Microorganisms containing Human Cytomegalovirus (HCMV) Immediate-Early Promoter-Regulatory DNA Sequence" and any continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof (no foreign filings relating to this Patent have been undertaken by the UIRF);

WHEREAS, Company desires a non-exclusive license to the above United States patent for its use in gene therapy applications;

WHEREAS, UIRF wishes to grant such a license to Company, in accordance with the terms of this Agreement.

NOW THEREFORE, the parties agree as follows:

                               ARTICLE I -- DEFINITIONS

1.1 Licensed Patent shall mean U.S. Patent No. 5,168,062 titled "Transfer Vectors and Microorganisms containing Human Cytomegalovirus (HCMV) Immediate-Early Promoter-Regulatory DNA Sequence", by Prof. Mark F. Stinski, issued December 1, 1992, or any U.S. patents issuing thereon, including any continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof and patents corresponding thereto.

1.2 Licensed Products shall mean and include any and all biological materials and products the making, using or selling of which would otherwise constitute an infringement of one or more Valid Claims of the Licensed Patent.

1.3 Valid Claim shall mean any claim in an unexpired patent included within Licensed Patent which claim has not been disclaimed or held invalid or unenforceable by an unappealed or unappealable decision of a court.

1.4 Licensed Field shall mean the use and/or sale of the Licensed Products for gene therapy applications, including genetic immunization.

1.5 Net Sales shall mean the gross amount received by Company and/or its Affiliates from the sale of Licensed Products to third party customers during the Yearly Accounting Period less (i) discounts allowed; (ii) credits for claims, allowances or returned products; (iii) transportation and insurance; and (iv) governmental charges and taxes imposed with respect to such sales.

1.6 Yearly Accounting Period shall mean an annual period beginning on January I and ending on December 31 of the same year.

1.7 Effective Date shall mean the date of the last signature appearing at the end of this Agreement.

1.8 Earned Royalties shall mean royalties paid or payable by Company to UIRF as determined with respect to Net Sales.

1.9 Licensed Territory shall mean the United States of America.

1.10 Affiliate shall mean any corporation owning or controlling, directly or indirectly, at least forty nine (49%) of the stock normally entitled to vote for election of directors of a party.

                               ARTICLE II -- THE GRANT

2.1 UIRF hereby grants to Company, subject to the terms and conditions hereof, a non-exclusive license under Licensed Patent to make, have made, use, market or sell the Licensed Products within the Licensed Field in the Licensed Territory.

                   ARTICLE III -- PAYMENTS, REPORTS, RECORD-KEEPING

3.1 In consideration of the rights granted to Company pursuant to Article II of this Agreement, Company agrees to make the following payments to the UIRF:

    (a)  A non-refundable payment ("License Fee") of [           ] payable as
         follows:   [

                                                                     ]

    (b)  Earned Royalties in an amount equal to [               ] of the
         Net Sales of Licensed Products to be paid on a quarterly basis. Company agrees to submit to UIRF within sixty (60) days after December 31, March 31, June 30, and September 30, reports setting forth for the preceding three (3) month period, the Net Sales of Licensed Products and royalty due thereon and with each such royalty report to pay the amount of royalty due.


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

    (c)  A payment of [                            ] for each of the
         [                 ]. Such payment shall accrue for each
         [                 ] and shall be payable within thirty (30) days
         of accrual.

    (d)  A payment of [                            ] for each of the
         [                            ]. Such a payment for each
         [                            ] and shall be payable within thirty (30)
         days of accrual.

    (e)  A payment of [                            ] for each of the
         [                            ]. Such a payment for each
         [                            ] and shall be payable within thirty (30)
         days of accrual.

    (f)  A yearly payment ("License Maintenance Fee") of [               ].
         The License Maintenance Fees shall accrue yearly
         commencing on the first year anniversary of the Effective Date of this Agreement and shall be payable within sixty (60) days of accrual. The obligation to pay the License Maintenance Fee shall terminate accrual
         in the year that the first [                            ] payment
         accrues pursuant to section (c) of this Paragraph.  Aggregate License
         Maintenance Fees up to a maximum total of [                           ]
         shall be [     ] creditable against any and all Earned Royalties;
         however, in any given Yearly Accounting Period, Earned
         Royalties shall not be reduced by more than [              ] by
         such credit.

3.2 Company's royalty obligations shall commence upon the execution of this Agreement and shall continue until the expiration of the Licensed Patent.

3.3 In the event that Company becomes obligated at any time or from time to time during the term of this Agreement to pay royalties to any third party for the practice of any method or use of any composition of matter covered by any claim of the Licensed Patents, or for the sale of any Licensed Products, Company's royalty obligation to the UIRF shall be reduced by an amount equal to its royalty obligation to such third party; provided, however, that Company's
royalty obligation shall not be reduced by more than [             ] for any
one calendar quarter.

3.4 Company's obligation to pay royalties hereunder shall be suspended during any period of time that Company is enjoined, or reasonably believes it may be enjoined, from exercising any of its rights hereunder with respect to the Licensed Patents or any Licensed Products. Upon resolution of any such matter, Company shall promptly pay to UIRF all amounts previously withheld with respect to such matter, less (i) any reduction which may be applicable pursuant to the paragraph above, and (ii) expenses incurred in the resolution thereof.

3.5 Company shall report every six (6) months on its efforts and progress made towards commercialization of the technology.

3.6 Company shall keep accurate and correct records of Licensed Products made, used or sold under this Agreement. Such records shall be retained for at least three (3) years following a given reporting period. UIRF is hereby granted by Company the right, upon reasonable written notice to Company, to retain an independent certified public accountant reasonably acceptable to Company to audit Company's records solely to verify sales of the Licensed Products. UIRF may designate an agent for purposes of this verification and this verification shall be upon reasonable notice to Company.

3.7 Late payments shall be subject to an interest charge of one and one half percent (1 1/2%) per month.

                          ARTICLE IV -- TERM AND TERMINATION

4.1 Unless terminated earlier in accordance with this Agreement, the term of the license granted hereunder shall expire upon the termination of Company's royalty obligations to the UIRF.

4.2 In the event Company fails to make payments due hereunder, UIRF shall have the right to terminate this Agreement upon ninety (90) days written notice, unless Company makes such payments plus interest within the ninety (90) day notice period.

4.3 In the event that Company shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it and such petition shall not have been discharged within ninety
(90) days, UIRF may, at its option, terminate this license upon thirty (30) days written notice.

4.4 Company shall have the right during a period of six (6) months following the effective date of such termination to sell or otherwise dispose of the Licensed Products existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

                                 ARTICLE V - MARKING

5.1 Company agrees to comply with marking provisions of Title 35, U.S. Code,
Section 287, if required, or any future equivalent provisions of the United States relating to the

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

marking of patented devices, or with marking complying with the law of the country where the Licensed Products are shipped, used or sold.

                               ARTICLE VI -- ASSIGNMENT

6.1 This Agreement may be assigned by Company as part of a transfer of all, or substantially all, of the business to which this Agreement relates. This Agreement shall be binding upon and inure to the benefit of successors in interest and assigns of Company. Company agrees to inform UIRF of such transfer promptly.

              ARTICLE VII -- REPRESENTATIONS AND WARRANTIES: LIMITATIONS

7.1 Nothing in this agreement shall be construed as:

    (a) A warranty or representation by UIRF as to the validity or scope of any Licensed Patent; or

    (b) A warranty or representation that anything made, used, sold or otherwise commercialized under the license granted in this agreement is or will be free from infringement of patents owned by third parties; or

    (c) Conferring a right to use in advertising, publicity or otherwise the name of the University of Iowa ("UI") or UIRF, unless UIRF has specifically approved the same in writing.

7.2 UIRF expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Licensed Patent, biological materials or processes or Licensed Products contemplated by this Agreement.

                               ARTICLE VIII -- GENERAL

8.1 Company shall not distribute or resell the Licensed Products to others except in accordance with this Agreement. Company agrees to comply with all applicable laws and regulations.

8.2 UIRF shall have no obligation to defend any action for infringement brought against Company by a third party.

8.3 The relationship between UIRF and Company shall be that of independent contractors. UIRF and Company shall have no other relationship other than as independent contracting parties. UIRF shall have no power to bind or obligate Company in any manner, except as is expressly set forth in this Agreement.

8.4 Company shall indemnify and hold harmless UIRF and UI and their employees and officers and their respective successors, heirs and assigns, from any action, claim or liability, including, without limitation, liability for death, personal injury, or property damages arising directly or indirectly from Company's possession, distribution or other use of Licensed products under this Agreement and/or from Company's publication or distribution of test reports, data and other information relating to Licensed products.

8.5 If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.6 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, except in the event of written and signed waiver.

                        ARTICLE IX -- NOTICES; APPLICABLE LAW

9.1 Any notice, report or payment provided for in this Agreement shall be deemed sufficiently given when sent by certified or registered mail addressed to the party for whom intended at the following addresses, or to such address as either party may hereafter designate in writing to the other:

    For UIRF:
         University of Iowa Research Foundation
         Attn: Ms. Usha R. Balakrishnan, Associate Director
         214 Technology Innovation Center, Iowa City, IA 52242-5000

    For Company:
         Apollon, Inc., Attn: Dr. Richard Carrano
         I Great Valley Parkway, Malvern, PA 19355

9.2 This agreement shall be interpreted in accordance with the laws of the State of Iowa, without regard for its principles of conflicts of law.


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

                               ARTICLE X -- INTEGRATION

10.1 This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, all prior understandings relating thereto being merged herein. This Agreement cannot be changed or terminated orally, but only in writing and if signed by both parties. This Agreement shall be binding on the heirs, successors, and assigns of the parties hereto.

AGREED to on the dates set forth below.

LICENSOR                                   LICENSEE
University of Iowa, Research Foundation    Company


By  /s/ W. Bruce Wheaton                   By /s/ Richard A. Carrano
-----------------------------              ------------------------------
Date:        9/5/95                        Date    9/13/95
Name: W. Bruce Wheaton, Ph.D.              Name: Richard A. Carrano
Title: Executive Director                  Title:     Vice President



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